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                                 EXHIBIT 5.1
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February 4, 1997



National City Corporation
National City Center
1900 East Ninth Street
Cleveland, Ohio  44114-3484

Re:     Pose-Effective Amendment No. 2 to Registration
        Statement on Form S-3 with respect to the Registration of 6,000,000 Shares of Common Stock
        Pursuant to National City Corporation's Amended and
        Restated Dividend Reinvestment and Stock Purchase Plan
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Gentlemen:

I am Senior Vice President, General Counsel and Secretary of National City Corporation, a Delaware corporation (the "Company"). This opinion is furnished to you pursuant to Item 16 of Form S-3 and Item 601 of Regulation S-K in connection with the Company's Post-Effective Amendment No. 2 to the registration on Registration Statement Form S-3 (the "Registration Statement") of 6,000,000 shares (the "Shares") of Common Stock, par value $4.00 per share, to be issued and sold pursuant to the Company's Dividend Reinvestment and Stock Purchase Plan (the "Plan").

I have examined such documents, records and matters of law as I have deemed necessary for purposes of this opinion and based thereon, I am of the opinion that the Shares of the Company to be issued and sold pursuant to the Plan, as amended, are duly authorized and will be, when issued and sold in accordance with the Plan, validly issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to me under the caption "Legal Opinions" in the Prospectus comprising a part of such Registration Statement.

Very truly yours,



/s/ David L. Zoeller


DLZ/dms